INVESTMENT SUB-SUB-ADVISORY AGREEMENT

      INVESTMENT SUB-SUB-ADVISORY AGREEMENT made as of this 27th day of October, 2015 by and among the First Trust Exchange-Traded Fund IV, a Massachusetts business trust (the "Trust"), First Trust Advisors L.P., an Illinois limited partnership (the "Manager") and a registered investment adviser with the Securities and Exchange Commission ("SEC"), Heitman Real Estate Securities LLC, a Delaware limited liability company and a registered investment adviser with the SEC (the "Sub-Adviser") and Heitman International Real Estate Securities HK Limited, a Hong Kong proprietary limited company and a registered investment adviser with the SEC (the "Sub-Sub-Adviser").

      WHEREAS, the First Trust Heitman Global Prime Real Estate ETF (the "Fund") is a series of the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Trust has retained the Manager to serve as the investment adviser for the Fund pursuant to an Investment Management Agreement between the Manager and the Trust dated October 27, 2015 (as such agreement may be modified from time to time, the "Management Agreement");

      WHEREAS, the Management Agreement provides that the Manager may, subject to certain requirements, appoint a sub-adviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement;

      WHEREAS, pursuant to the Management Agreement, the Fund will pay to the Manager, at the end of each calendar month, and the Manager agrees to accept as full compensation therefor, an investment management fee equal to an annual rate of 0.95% of the Fund's average daily net assets (the "Investment Management Fee"), and the Manager will pay all of the expenses of the Fund (including the cost of transfer agency, custody, fund administration, legal, audit and other services and license fees, if any) but excluding the fee payment under the Management Agreement, interest, taxes, brokerage commissions and other expenses connected with the execution of portfolio transactions, such as dividend and distribution expenses from securities sold short and/or other investment-related costs, distribution and service fees payable pursuant to a Rule 12b-1 Plan, if any, and extraordinary expenses (collectively, the "Fund Expenses");

      WHEREAS, the Manager and the Trust have retained the Sub-Adviser to serve as the lead sub-adviser for the Fund pursuant to an investment sub-advisory agreement among the Trust, the Manager and the Sub-Adviser (the "Sub-Advisory Agreement");

      WHEREAS, pursuant to the Sub-Advisory Agreement, the Manager will pay the Sub-Adviser a Sub-Advisory Fee as such term is defined and calculated under the Sub-Advisory Agreement (the "Sub-Advisory Fee");

      WHEREAS, the Sub-Advisory Agreement provides that the Sub-Advisor may, subject to certain requirements, retain at its own cost and expense additional sub-advisers to provide certain sub-advisory services to the Fund required under the Sub-Advisory Agreement; and

      WHEREAS, the Sub-Adviser seeks to retain, and the Trust and the Manager have approved the retention of, the Sub-Sub-Adviser to furnish investment advisory services for the Fund's investment portfolio allocated to the Sub-Sub-Adviser by the Sub-Adviser upon the terms and conditions hereafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

       1. Appointment. The Trust, the Manager and the Sub-Adviser hereby appoint the Sub-Sub-Adviser to provide certain investment advisory services to the assets of the Fund allocated to the Sub-Sub-Adviser by the Sub-Adviser for the period and on the terms set forth in this Agreement. The Sub-Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Sub-Sub-Adviser shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Trust, the Fund, or the Manager in any way, nor otherwise be deemed an agent of the Trust, the Fund or the Manager.

       2. Services to Be Performed. Subject always to the supervision of the Trust's Board of Trustees (the "Board of Trustees"), the Manager and the Sub-Adviser, the Sub-Sub-Adviser will act as sub-adviser for, and manage on a discretionary basis the investment and reinvestment of the securities and other assets of the Fund allocated to the Sub-Sub-Adviser from time to time by the Sub-Adviser (the "Sub-Sub-Advised Assets"), furnish an investment program in respect of, make investment decisions for, and place all orders (either directly or through the Manager) for the purchase and sale of the Sub-Sub-Advised Assets, all on behalf of the Fund and consistent with the investment guidelines provided by the Manager or the Sub-Adviser to the Sub-Sub-Adviser and the Fund's currently effective registration statement on Form N-1A as they both may hereafter be amended from time to time and communicated by the Fund, the Manager or the Sub-Adviser to the Sub-Sub-Adviser in writing. In the performance of its duties, the Sub-Sub-Adviser will in all material respects (a) satisfy any applicable fiduciary duties it may have to the Fund, (b) monitor the Fund's investments or other instruments allocated to it, (c) comply with the provisions of the Trust's Declaration of Trust and By-laws, as amended from time to time and communicated by the Fund, the Manager or the Sub-Adviser to the Sub-Sub-Adviser in writing, (d) comply with (i) the investment objective, policies and restrictions stated in the Fund's most recently effective prospectus and statement of additional information that are applicable to the Fund's investment portfolio, (ii) such other investment policies, restrictions or instructions as the Manager, the Trust's Board of Trustees or the Sub-Adviser may communicate to the Sub-Sub-Adviser in writing, and (iii) any changes to the objective, policies, restrictions or instructions required under the foregoing
(i) and (ii) as communicated to the Sub-Sub-Adviser in writing and (e) assist in the valuation of portfolio assets held by the Fund as reasonably requested by the Manager, the Fund or the Sub-Adviser. The Fund, the Manager or the Sub-Adviser shall provide the Sub-Sub-Adviser with current copies of the Trust's Declaration of Trust, By-laws, the Fund's prospectus, the Fund's statement of additional information and any amendments thereto, and any policies or limitations not appearing therein as they may be relevant to the Sub-Adviser's performance under this Agreement. If the Sub-Sub-Adviser has a question about whether any proposed transaction with respect to the Fund would be in compliance with such documentation, it may consult with the Manager or the Sub-Adviser, and the Manager or the Sub-Adviser will provide instructions upon which the Sub-Sub-Adviser may rely in purchasing and selling securities for the Fund.

      The Sub-Sub-Adviser is responsible for voting in respect of securities held in the Fund's portfolio and will exercise or not exercise a right to vote in accordance with the Sub-Sub-Adviser's proxy voting policy, a copy of which has been provided to the Manager. The Sub-Sub-Adviser shall promptly notify the Manager and the Fund of any material change in the voting policy. The Sub-Sub-Adviser is permitted to represent any holdings on behalf of the Fund at any ordinary or special meeting of shareholders and has the right to exercise any voting rights or any other similar or connected rights.

      Unless otherwise provided by the Manager or the Sub-Adviser, the Sub-Sub-Adviser is authorized to select the brokers, dealers, futures commission merchants, banks or any other agent or counterparty that will execute the purchases and sales of the Sub-Sub-Advised Assets, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Fund's orders, taking into account all appropriate factors, including among other things, price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Board of Trustees and compliance with the policies and procedures adopted by the Board of Trustees for the Fund and to the extent permitted by and in conformance with applicable law (including if applicable Rule 17e-1 under the 1940 Act), the Sub-Sub-Adviser may select brokers or dealers affiliated with the Sub-Sub-Adviser. It is understood that the Sub-Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or the Fund, or be in breach of any obligation owing to the Trust or the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.

      In addition, the Sub-Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities or other instruments placed with respect to the assets of the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Sub-Adviser or its affiliates, if in the Sub-Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Fund occurs as part of any aggregate sale or purchase orders, the objective of the Sub-Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the assets so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner. Nevertheless, the Fund, the Manager and Sub-Adviser acknowledge that under some circumstances, such allocation may adversely affect the Fund with respect to, among other things, the price or size of the assets obtainable or salable. Whenever the Fund and one or more other investment advisory clients of the

Sub-Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Sub-Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being, or the inability of one or more accounts to be, fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Sub-Adviser and its affiliates may purchase securities or other instruments of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities, assets or instruments for another client.

      The Sub-Sub-Adviser will not arrange purchases or sales of securities or other assets between the Fund and other accounts advised by the Sub-Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including if applicable Rule 17a-7 under the 1940 Act) and the Fund's policies and procedures, (b) the Sub-Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (c) the Board of Trustees has approved these types of transactions.

      The Fund may adopt policies and procedures that modify or restrict the Sub-Sub-Adviser's authority regarding the execution of the Fund's portfolio transactions provided herein, which policies and procedures will become binding upon the Sub-Sub-Adviser upon delivery by the Fund, the Manager or the Sub-Adviser of written notice thereof to the Sub-Sub-Adviser; provided that, notwithstanding the foregoing, (a) the Manager or Sub-Adviser, as applicable, shall provide not less than sixty (60) days' written notice to the Sub-Sub-Adviser prior to adopting any policy of procedure that materially modifies or restricts the investment strategy, investment guidelines or investment policies and (b) the Sub-Sub-Adviser will not be deemed to be in breach of its obligations hereunder as a result of any non-compliance with any policy or procedure that otherwise modifies or restricts the execution of the Fund's portfolio transactions if the Sub-Sub-Adviser uses commercially reasonable efforts to conform to such policy and procedure as promptly as reasonably practicable after receiving written notice thereof.

      The Sub-Sub-Adviser will communicate to the officers and Trustees of the Trust and the Sub-Adviser such information relating to transactions for the Fund as any of the foregoing may reasonably request. In no instance will the Fund's portfolio assets be purchased from or sold to the Manager, the Sub-Adviser, the Sub-Sub-Adviser or any affiliated person of the Trust, the Manager, the Sub-Adviser or the Sub-Sub-Adviser, except as may be permitted under the 1940 Act and under no circumstances will the Sub-Sub-Adviser select brokers or dealers for Fund transactions on the basis of Fund share sales by such brokers or dealers.

      To enable the Sub-Sub-Adviser to comply with the foregoing provision, the Manager agrees that it will (a) provide the Sub-Sub-Adviser with a list of affiliated persons of the Trust and the Manager and (b) from time to time, update the list as necessary.

      The Sub-Sub-Adviser further agrees that it:

             (a) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

             (b) will (i) conform in all material respects to all applicable rules and regulations of the SEC and Commodity Futures Trading Commission ("CFTC"), (ii) comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Fund and communicated to the Sub-Sub-Adviser in writing, (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory, commodity pool operator and commodity trading advisory activities (provided that the parties hereto acknowledge that the Sub-Sub-Adviser is not a commodity pool operator or commodity trading adviser with respect to the Fund) and (iv) promptly notify the Manager and the Fund if the Sub-Sub-Adviser intends to engage in any derivative transactions on behalf of the Fund's portfolio);

             (c) will report to the Manager and to the Board of Trustees on a quarterly basis and to the Sub-Adviser as it may request and will make appropriate persons available for the purpose of reviewing with representatives of the Manager, the Board of Trustees and the Sub-Adviser on a regular basis at such times as the Manager, the Board of Trustees or the Sub-Adviser may reasonably request in writing regarding the management of the Fund, including, without limitation, review of the general investment strategies of the Fund applicable to the Sub-Sub-Advised Assets, the performance of the Sub-Sub-Advised Assets in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Manager, the Board of Trustees or the Sub-Adviser;

             (d) will prepare and maintain such books and records with respect to the Sub-Sub-Advised Assets and other transactions for the Sub-Sub-Advised Assets as required under applicable law, the Fund's compliance policies and procedures (as communicated by the Fund, the Manager or the Sub-Adviser to the Sub-Sub-Adviser in writing) or as otherwise requested by the Manager, the Board of Trustees or the Sub-Adviser and will prepare and furnish the Manager, the Board of Trustees or the Sub-Adviser such periodic and special reports as the Board, the Manager or the Sub-Adviser may request. Such records prepared and maintained by the Sub-Sub-Adviser as required hereunder shall be open to inspection at all reasonable times (upon reasonable notice and during standard business hours) by the Manager, the Fund or the Sub-Adviser and any appropriate regulatory authorities. The Sub-Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and the Sub-Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Manager or the Fund (provided, however, that the Sub-Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 of the Investment Advisers Act of 1940 or other applicable law; and

             (e) will use commercially reasonable efforts to monitor events relating to the issuers of those assets and the markets in which the securities or other assets trade in the ordinary course of managing the Sub-Sub-Advised Assets of the Fund, and will use commercially reasonable efforts to notify the Manager as promptly as practical of any issuer-specific or market events or other situations of which it becomes aware (such as those that may occur after the close of a foreign market in which the investments may primarily trade but before the time at which the Fund's investments are priced on a given day) that it believes are likely to materially impact the pricing of one or more of the Sub-Sub-Advised Assets. In addition, the Sub-Sub-Adviser will at the Manager's request assist the Manager in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected investment or investments.

       3. Custody Responsibilities. The Manager shall identify to the Sub-Adviser one or more custodians (the "Custodian") to hold the assets of the Fund. The Custodian, as identified by the Manager, will be responsible for the custody, receipt and delivery of securities and other assets of the Fund, and the Sub-Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Fund. In the event that any cash, securities or other assets of the Fund are delivered to the Sub-Sub-Adviser, it will promptly deliver the same over to the Custodian, in the name of the Fund, as permitted by applicable law. The Manager or the Fund shall be responsible for all custodial arrangements, including the payment of all fees and charges to Custodian. The Sub-Sub-Adviser shall not be responsible or liable for any act or omission of Custodian.

          Unless otherwise required by local custom, all portfolio transactions for the Fund will be consummated by payment to or delivery by the Fund of cash, securities or other assets due to or from the Fund. The Sub-Sub-Adviser will make all reasonable efforts to notify the Custodian of all orders to brokers, dealers or other market intermediaries for the Account by 9:00 a.m. Eastern Time on the day following the trade date and will affirm the trade before the close of business one (1) business day after the trade date (T+1).

      4. Disclosure Documents. During the term of this Agreement, the Manager shall provide the Sub-Sub-Adviser with an opportunity to review and comment on the portions of prospectuses, statements of additional information, registration statements, proxy statements, reports to shareholders, advertising and sales literature or other material prepared for distribution to Fund shareholders or the public, which refer to the Sub-Sub-Adviser in any way, prior to the first use thereof, and the Manager shall not use any such materials if the Sub-Sub-Adviser reasonably objects in writing identifying errors or omissions within seven (7) calendar days (or such shorter period as may be necessary to comply with regulatory filing deadlines, or such other time as may be mutually agreeable) after receipt thereof; provided, however, that the final form and content of all such documentation shall be acceptable to the Manager, the Fund and their respective legal counsel. The Manager shall ensure that all materials described in this Section 4 prepared by employees or agents of the Manager or its Affiliates that refer to the Sub-Sub-Adviser in any way are consistent with materials previously approved by the Sub-Sub-Adviser as referenced in the preceding sentence.

       5. Expenses. During the term of this Agreement, the Sub-Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other assets (including interest, taxes, brokerage commissions, if any, dividend and distribution expenses from securities sold short and/or other investment related costs and other expenses incurred in connection with the execution of transactions) purchased for the Fund and any extraordinary expenses incurred by the Fund, all of which shall be paid or reimbursed by the Fund.

       6. Compensation. For the services provided pursuant to this Agreement, the Sub-Adviser will pay the Sub-Sub-Adviser, and the Sub-Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee (the "Sub-Sub-Advisory Fee") equal to the percentage of the average daily net assets of the Fund allocated to the Sub-Sub-Adviser times the Sub-Advisory Fee received by the Sub-Adviser (if any) pursuant to the Sub-Advisory Agreement. The Sub-Sub-Advisory Fee shall be calculated monthly and payable in arrears on or about the first day of each month during the term of this Agreement.

       7. Services to Others. The Trust, the Manager and the Sub-Adviser acknowledge that the Sub-Sub-Adviser now acts, or may in the future act, as an investment adviser to other managed accounts and as investment adviser or investment sub-adviser to one or more other investment companies that are not series of the Trust. In addition, the Trust, the Manager and the Sub-Adviser acknowledge that the persons employed by the Sub-Sub-Adviser to assist in the Sub-Sub-Adviser's duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

       8. Limitation of Liability. The Sub-Sub-Adviser shall not be liable for, and the Trust, the Manager and the Sub-Adviser will not take any action against the Sub-Sub-Adviser to hold the Sub-Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund, the Manager or the Sub-Adviser (including, without limitation, by reason of the purchase, sale or retention of any security or other asset) in connection with the performance of the Sub-Sub-Adviser's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Section 8 or elsewhere in this Agreement shall constitute a waiver of any legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

       9. Term; Termination. This Agreement shall become effective on the same date as the Sub-Advisory Agreement among the Trust, the Manager and the Sub-Adviser becomes effective with respect to the Fund (it being understood that the Sub-Adviser shall notify the Sub-Sub-Adviser of the date of effectiveness of the Management Agreement upon such date) provided that it has been approved in the manner required by the 1940 Act (after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulation upon which the Fund may rely), and shall remain in full force until the two year anniversary of the date of its effectiveness unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder (after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulation upon which the Fund may rely); provided, however, that if the continuation of this Agreement is not approved for the Fund, the Sub-Sub-Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

      This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager or the Sub-Sub-Adviser upon sixty (60) days' written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund upon sixty (60) days' written notice to the Sub-Sub-Adviser by the Fund without payment of any penalty.

      This Agreement may be terminated at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Sub-Adviser or any officer or director of the Sub-Sub-Adviser has taken any action that results in a breach of the material covenants of the Sub-Sub-Adviser set forth herein.

      The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

      This Agreement shall automatically terminate in the event that either the Management Agreement between the Manager and the Trust on behalf of the Fund or the Sub-Advisory Agreement among the Fund, the Manager and the Sub-Adviser is terminated, assigned or not renewed.

      Termination of this Agreement shall not affect the right of the Sub-Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 6, earned or accrued prior to such termination and for any additional period during which the Sub-Adviser serves as such for the Fund, subject to applicable law.

      10. Compliance Certification. From time to time the Sub-Sub-Adviser shall provide such certifications with respect to Rule 38a-1 under the 1940 Act, as are reasonably requested by the Fund, the Manager or the Sub-Adviser. In addition, the Sub-Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a-1 under the 1940 Act.

      11. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or the Fund:                          If to the Sub-Adviser or the Sub-Sub-Adviser:

First Trust Exchange-Traded Fund VI on behalf of        Heitman Real Estate Securities LLC
First Trust Heitman Global Prime                        191 W. Wacker Dr.
   Real Estate ETF                                      Suite 2500
First Trust Advisors L.P.                               Chicago, Illinois 60605
120 E. Liberty Drive                                    Attention: Katherine Sandstrom
Wheaton, Illinois  60187
Attention:  Secretary

      12. Limitations on Liability. All parties hereto are expressly put on notice of the Trust's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trustee liability contained therein and a copy of which has been provided to the Sub-Sub-Adviser prior to the date hereof. This Agreement is executed by the Trust on behalf of the Fund by the Trust's officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but the obligations imposed upon the Trust or Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Trust or Fund must look solely to the assets of the Fund for the enforcement of any claims.

      13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

      14. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 12 hereof, which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

      15. Amendment, Etc. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

      16. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Trust represents that engagement of the Sub-Sub-Adviser has been duly authorized by the Trust and is in accordance with the Trust's Declaration of Trust and other governing documents of the Fund.

      17. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Sub-Sub-Advisory Fee described in Section 6 are not severable.

      18. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.

      IN WITNESS WHEREOF, the Trust on behalf of the Fund, the Manager, the Sub-Adviser, the Sub-Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

FIRST TRUST ADVISORS L.P.                HEITMAN REAL ESTATE SECURITIES LLC

By /s/ Mark R. Bradley                   By /s/ Katherine Sandstrom
   ---------------------------------        -----------------------------------
   Title: Chief Financial Officer           Title: Senior Managing Director
   and Chief Operating Officer


FIRST TRUST EXCHANGE-TRADED FUND IV      HEITMAN INTERNATIONAL REAL ESTATE
    on behalf of First Trust Heitman        SECURITIES HK LIMITED
    Global Prime Real Estate ETF

By /s/ James M. Dykas                    By /s/ John White
   ---------------------------------        -----------------------------------
   Title: Treasurer, Chief Financial        Title: Managing Director
   Officer and Chief Accounting
   Officer


                                       11